EXHIBIT 99.1

        David Taber and Mitchell Derenzo of American River Bankshares to
                   Speak at Community Bank Investor Conference

Sacramento, CA, July 27, 2006 - David T. Taber, President and CEO of American River Bankshares, and Mitchell A. Derenzo, Executive Vice President and CFO of American River Bankshares, are scheduled to speak at the Keefe, Bruyette, and Woods (KBW) 2006 Honor Roll and 7th Annual Community Bank Investor Conference in New York City on August 2nd at approximately 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

Presentations will be webcast live at
http://www.kbw.com/news/conference_investor.html and will be available for 60 days following the event. In addition, American River Bankshares presentation materials will be available online after the event at www.amrb.com.

The conference will feature presentations from more that 85 public community banking companies, representing all areas of the country.

About Keefe, Bruyette, and Woods
--------------------------------
Keefe, Bruyette, & Woods, Inc. is an institutionally oriented securities broker/dealer and full service investment bank that specializes in the North American and European financial services sectors. Founded in 1962 and 100% employee-owned, the firm has long been recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors. For more information, please visit www.kbw.com.

About American River Bankshares
-------------------------------
American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank (ARB), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-231-6700 or visit www.amrb.com, www.americanriverbank.com, www.northcoastbank.com or www.bankofamador.com.


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